Registration No. 333-199592

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PROCTER & GAMBLE COMPANY
(Exact name of registrant as specified in its charter)

                                  Ohio                                                                 31-0411980
                                                                             (State or other jurisdiction                        (I.R.S. Employer
                                                                of incorporation or organization)                                              Identification No.)

One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Address, including zip code, and telephone
number, including area code, of registrant's principal executive offices)

The Procter & Gamble 2014 Stock and Incentive Compensation Plan
The Procter & Gamble 2019 Stock and Incentive Compensation Plan

Deborah P. Majoras, Chief Legal Officer and Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧                                                                        Accelerated filer   ◻

Non-accelerated filer   ◻ (Do not check if a smaller reporting company)                                                          Smaller reporting company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

On October 24, 2014, The Procter & Gamble Company (the “Company” or the “Registrant”) filed its registration statement on Form S-8 (File No. 333-199592) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to 185,413,584 shares of the Company’s common stock (the “Common Stock”) issuable under The Procter & Gamble Company 2014 Stock and Incentive Compensation Plan (the “2014 Plan”).
On October 8, 2019 (the “Approval Date”), the Company’s shareholders approved The Procter & Gamble Company 2019 Stock and Incentive Compensation Plan (the “2019 Plan”).  Pursuant to the terms of the 2019 Plan, in addition to 150,000,000 shares of Common Stock being registered concurrently on a new registration statement on Form S-8, the number of shares of Common Stock remaining available under the 2014 Plan as of the Approval Date, plus any shares of Common Stock subject to outstanding awards under the 2014 Plan that, on or after the Approval Date, are forfeited, cancelled or, except in certain circumstances set forth in the 2019 Plan, otherwise terminated without the issuance of shares of Common Stock, expire, settle in cash, or are exchanged with the Compensation and Leadership Development Committee’s permission prior to the issuance of shares of Common Stock for an award not involving shares of Common Stock, will be issuable under the 2019 Plan (the “Rollover Shares”).
Immediately prior to the Approval Date, 37,070,501 shares of Common Stock remained available for issuance under the 2014 Plan, and up to 100,018,992 shares of Common stock were subject to outstanding awards. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Registration Statement to register the offer of these Rollover Shares under the 2019 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.
The Registrant’s Annual Report on Form 10-K, filed August 6, 2019, for the fiscal year ended June 30, 2019 (which incorporates by reference portions of the Registrant’s definitive Proxy Statement dated August 23, 2019 for the Registrant’s Annual Meeting of Shareholders held on October 8, 2019 and portions of its Annual Report to Shareholders for the year ended June 30, 2019).

2.	The Company’s Current Reports on Form 8-K filed on July 9, 2019, July 30, 2019, July 30, 2019, October 8, 2019, and October 8, 2019.
3.
All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part hereof from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or any Prospectus hereunder to the extent that a statement contained in any subsequent Prospectus hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or any Prospectus hereunder.

Item 4                        DESCRIPTION OF SECURITIES

Not applicable.

Item 5.                   INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of Common Stock offered hereby is being passed upon for the Registrant by Giles Roblyer, Esq., Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio, 45202.  Mr. Roblyer is the owner of shares of Common Stock of the Registrant.

Item 6.                            INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Set forth below is a description of certain provisions of the Ohio Revised Code (“ORC”) and the Company’s Regulations, as such provisions relate to the indemnification of the directors and officers of the registrant.  This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company’s Regulations.

Section 1701 of the ORC provides that a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with a successful defense (on the merits or otherwise) of any action, suit, or proceeding.

A corporation may indemnify its directors, officers, employees, and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with actions, suits, or proceedings (except for derivative actions by or in the right of the corporation), whether civil, criminal, administrative, or investigative.  The corporation may indemnify such persons if the individual has acted in good faith and in a manner that the individual believed to be in the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe their conduct was unlawful. The determination as to whether this standard of conduct has been met must be made by the court, a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

A similar standard applies in the case of derivative actions, except that indemnification may only extend to expenses, including attorney’s fees, incurred in connection with the defense or settlement of such action. If the person seeking indemnification has been found liable to the corporation in such an action, the court must approve the indemnification.

As permitted by the ORC, Article V of the Company’s Regulations require the Company to indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal administrative, or investigative, by reason of the fact that he or she (a) is or was a Director, officer or employee of the Company, (b) is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity, or employee of a Company subsidiary or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (whether domestic or foreign, nonprofit or for profit), or (c) is or was providing to third party organizations volunteer services that were duly authorized in accordance with the Company’s process for approval of such activities, against all liabilities and expenses actually and reasonable incurred by or imposed on him or her in connection with, or arising out of, any such claim, action, suit or proceeding.  This indemnity will be provided unless the person (a) failed to act in good faith, in a manner he or she reasonable believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company and its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries, or (c) knowingly engaged in criminal activity.

The Company’s Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies.  The Company pays the premiums for this insurance.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.                          EXHIBITS

EXHIBIT NO. DESCRIPTION

5	Opinion of Counsel

10.1	The Procter & Gamble 2019 Stock and Incentive Compensation Plan

10.2	The Procter & Gamble 2014 Stock and Incentive Compensation Plan

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Giles Roblyer, Esq., is contained in his opinion filed as Exhibit 5

24	Power of Attorney (previously filed with Registration Statement on Form S-8 (Registration No. 333-199592) on October 24, 2014)

Item 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 9, 2019.

THE PROCTER & GAMBLE COMPANY

By:  /s/ Deborah P. Majoras
 Deborah P. Majoras
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 8, 2019.

Signature	Title

/s/ David Taylor	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
David Taylor

*	Vice Chairman, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
Jon R. Moeller

*	Controller and Treasurer and Executive Vice President - Company Transition Leader (Principal Accounting Officer)
Valarie L. Sheppard

Director
Francis S. Blake

*	Director
Angela F. Braly

Director
Amy L. Chang

*	Director
Scott D. Cook

Director
Joseph Jimenez

*	Director
Terry J. Lundgren

Director
Christine M. McCarthy

*	Director
W. James McNerney, Jr.

Director
Nelson Peltz

*	Director
Margaret C. Whitman

*	Director
Patricia A. Woertz

By: /s/ Deborah P. Majoras
       * Deborah P. Majoras as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO. DESCRIPTION

5	Opinion of Counsel

10.1	The Procter & Gamble 2019 Stock and Incentive Compensation Plan

10.2	The Procter & Gamble 2014 Stock and Incentive Compensation Plan

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Giles Roblyer, Esq., is contained in his opinion filed as Exhibit 5

24	Power of Attorney (previously filed with Registration Statement on Form S-8 (Registration No. 333-199592) on October 24, 2014)